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                                                        EXHIBIT 23.7


The Board of Directors
Alex. Brown Incorporated:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Bankers Trust New York Corporation, of our report dated January 20, 1997 relating to the consolidated financial condition of Alex. Brown Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Alex. Brown Incorporated. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                                                    /s/ KPMG Peat Marwick LLP

                                                    KPMG Peat Marwick LLP


Baltimore Maryland
July 9, 1997